UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 18, 2017 (December 14, 2017)

Humana Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5975	61-0647538
(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY	40202
(Address of Principal Executive Offices)	(Zip Code)

502-580-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 14, 2017, Humana Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters (together, the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters $400 million aggregate principal amount of its 2.500% Senior Notes due 2020 (the “2020 Senior Notes”) and $400 million aggregate principal amount of its 2.900% Senior Notes due 2022 (the “2022 Senior Notes” and, together with the 2020 Senior Notes, the “Senior Notes”), in accordance with the terms and conditions set forth in the Underwriting Agreement. The 2020 Senior Notes were sold at a public offering price of 99.946% of the aggregate principal amount thereof and the 2022 Senior Notes were sold at a public offering price of 99.830% of the aggregate principal amount thereof.

The sale of the Senior Notes has been registered with the Securities and Exchange Commission (the “Commission”) in a registration statement on Form S-3, File No. 333-202623 (the “Registration Statement”). The terms of the Senior Notes are described in the Company’s Prospectus dated March 9, 2015, as supplemented by a final Prospectus Supplement dated December 14, 2017 as filed with the Commission on December 18, 2017, pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”).

The Senior Notes are unsecured senior obligations of the Company and rank equally with all of the Company’s other unsecured, unsubordinated indebtedness. The 2020 Senior Notes bear interest at an annual rate of 2.500% and the 2022 Senior Notes bear interest at an annual rate of 2.900%. Interest on the Senior Notes is payable by the Company on June 15 and December 15 of each year, beginning on June 15, 2018. The 2020 Senior Notes mature on December 15, 2020 and the 2022 Senior Notes mature on December 15, 2022. The closing of the sale of the Senior Notes is expected to occur on December 21, 2017, subject to customary closing conditions. The Company estimates that the net proceeds from the sale of the Senior Notes, after deducting the Underwriters’ discounts and commissions and estimated offering expenses, will be approximately $793 million.

The Underwriters have performed commercial banking, investment banking and advisory services for the Company from time to time for which they have received customary fees and expenses. The Underwriters may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business. In addition, affiliates of certain of the Underwriters are lenders under the Company’s credit facility. The Company intends to use the net proceeds from this offering, together with available cash, to fund the redemption of its $300 million aggregate principal amount of 6.30 percent senior notes maturing in August 2018 and its $500 million aggregate principal amount of 7.20 percent senior notes maturing in June 2018.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

Item 8.01.	Other Events.

The Company issued a press release announcing the pricing of the offering of the Notes, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 14, 2017, among the Company, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Underwriters.

99.1	Press Release, dated December 14, 2017, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ Cynthia H. Zipperle
Cynthia H. Zipperle
Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

Dated: December 18, 2017